Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final: For Immediate Release

Investor Contacts:

Integrated Corporate Relations

Allison Malkin/Jane ThornLeeson

(203) 682-8225/(203) 682-8276

BAKERS FOOTWEAR REPORTS THIRD QUARTER SALES

ST. LOUIS, MO., November 8, 2007 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 257 stores, today reported third quarter fiscal 2007 net sales.

For the thirteen weeks ended November 3, 2007, the Company’s third fiscal quarter, net sales decreased 13.4% to $40.3 million, compared to $46.6 million in the thirteen weeks ended October 28, 2006. Comparable store sales in the third quarter decreased 16.6%, compared to a 4.2% decline in the comparable period last year.

For the thirty-nine week year to date period ended November 3, 2007, net sales decreased 8.4% to $131.5 million from $143.5 million in the thirty-nine weeks ended October 28, 2006. Year to date comparable store sales decreased 14.6% compared to a 3.8% decrease in the same period last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, stated: “We remain disappointed with our sales results, which have been affected this year by uninspiring footwear trends such as flats, which have not resonated as well as we hoped with our core customer. In addition, during the third quarter, unseasonable weather impacted boot sales and combined with softness in sandals earlier in the quarter led to the 16.6% decline in comparable store sales for the period. As we begin the fourth quarter, sales of boots, a significant percentage of our business during the holiday season, have improved, coinciding with more seasonal temperatures, indicating a more favorable consumer response to these offerings. In addition, we expect to achieve the initial benefits from our cost reduction initiatives.”

“Our management team is intently focused on improving the productivity and profitability of Bakers Footwear Group,” Mr. Edison continued. “We are moving our merchandise direction back to the strategies that have proved successful for us in the past and are equally focused on maintaining tight inventory discipline and expense control. To this end, inventory at quarter end is well controlled and our cost reduction plan is on track and expected to generate $8.0 million of savings, positively impacting operating results in fiscal 2008 with benefits also expected to positively impact net income in the fourth quarter of fiscal 2007.”

As previously announced on September 24, 2007:

“The Company has identified and commenced actions to generate approximately $8.0 million of specific cost savings that will positively impact operating results in fiscal 2008 with benefits also expected to positively affect net income in the fourth quarter of fiscal 2007.”

The Company currently expects to incur one-time charges in the third quarter of 2007 of approximately $4 million to $5 million of which approximately $1 million will be actual cash payments. These charges will include severance costs, asset write-offs and store impairment charges, as well as additional merchandise markdowns.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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